Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 11, 2008

Noranda Aluminum Holding Corporation

Noranda Aluminum Acquisition Corporation

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

Re:	Exchange Offer For:

Senior Floating Rate Notes Due 2015 issued by Noranda Aluminum Acquisition Corporation

Senior Floating Rate Notes Due 2014 issued by Noranda Aluminum Holding Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Noranda Aluminum Holding Corporation, a Delaware corporation (“Noranda HoldCo”), Noranda Aluminum Acquisition Corporation, a Delaware corporation (“Noranda AcquisitionCo” and together with Noranda HoldCo, the “Issuers”), Noranda Intermediate Holding Corporation, a Delaware corporation, Noranda Aluminum, Inc., a Delaware corporation, Gramercy Alumina Holdings Inc., a Delaware corporation, and Norandal USA, Inc., a Delaware corporation (collectively, with Noranda HoldCo, the “Registrant Guarantors”), in connection with the registration statement (the

April 11, 2008

“Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (i) the proposed offer by Noranda AcquisitionCo to exchange up to $510,000,000 aggregate principal amount of Noranda AcquisitionCo’s Senior Floating Rate Notes due 2015 (the “Outstanding AcquisitionCo Notes”) for an equal principal amount of Noranda AcquisitionCo’s Senior Floating Rate Notes due 2015 (the “Registered AcquisitionCo Notes”) which will be registered under the Act, (ii) the proposed offer by Noranda HoldCo to exchange up to $220,000,000 aggregate principal amount of Noranda HoldCo’s Senior Floating Rate Notes due 2014 (the “Outstanding HoldCo Notes,” and together with the Outstanding AcquisitionCo Notes, the “Outstanding Notes”) for an equal principal amount of Noranda HoldCo’s Senior Floating Rate Notes due 2014 (the “Registered HoldCo Notes,” and together with the Registered AcquisitionCo Notes, the “Registered Notes”) which will be registered under the Act, and (iii) the guarantees (the “Guarantees”) of the Registrant Guarantors to be issued with respect to the Registered AcquisitionCo Notes pursuant to the AcquisitionCo Indenture referred to below. The Outstanding AcquisitionCo Notes and the guarantees with respect to the Outstanding AcquisitionCo Notes have been, and the Registered AcquisitionCo Notes and Guarantees to be issued with respect to the Registered AcquisitionCo Notes will be, issued pursuant to an Indenture, dated as of May 18, 2007 (as supplemented by that certain Supplemental Indenture No. 1 dated as of September 7, 2007, the “AcquisitionCo Indenture”), by and among Noranda AcquisitionCo, as Issuer, the Registrant Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Outstanding HoldCo Notes have been, and the Registered HoldCo Notes will be, issued pursuant to an Indenture, dated as of June 7, 2007 (together with the AcquisitionCo Indenture, the “Indentures”), by and among Noranda HoldCo, as Issuer, and the Trustee.

In connection with the opinions set forth herein, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, agreements, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registered Notes and the Indentures (the Registered Notes and the Indentures are referred to herein as the “Transaction Documents”). With respect to each of the Transaction Documents, for purposes of the opinions expressed herein we have assumed: (a) that each party to the Transaction Documents is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate or other power and authority to enter into the Transaction Documents and perform its obligations thereunder; (b) that such Transaction Documents were duly authorized, executed and delivered by each party thereto; (c) that each of the Transaction Documents constitute the valid and binding obligation of each party thereto (other than the Issuers and the Registrant Guarantors), enforceable against each such party in accordance with its terms; and (d) that the execution and delivery of the Transaction Documents and the performance and consummation of the transactions contemplated by the Transaction Documents by each of the parties thereto (A) will not violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any such party and (B) will comply with applicable law and with any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental

April 11, 2008

body having jurisdiction over it or any of its assets and will not result in a default under or breach of any agreement or instrument then binding upon it. We have also assumed that the Registered Notes will conform to the requirements of the Indentures and that each will be duly authenticated and delivered in accordance with the requirements of the Indentures.

We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. We have relied, to the extent we deem appropriate, on written guidance of the Securities and Exchange Commission (including the Staff thereof). As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Issuers. We have not independently verified such information and assumptions.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, matters of the law other than the laws of the State of New York as in effect on the date hereof (the “Relevant Laws”).

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the provisions of the respective Indenture, (c) the Registered Notes, in the form included in the respective Indenture, have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the respective Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with,

(a)	the Registered AcquisitionCo Notes will constitute valid and legally binding obligations of Noranda AcquisitionCo and the Registered HoldCo Notes will constitute valid and legally binding obligations of Noranda HoldCo, each entitled to the benefits of the respective Indenture and enforceable against Noranda AcquisitionCo or Noranda HoldCo, respectively, in accordance with their terms; and

(b)	the Guarantees set forth in the AcquisitionCo Indenture will constitute valid and legally binding obligations of each Registrant Guarantor, entitled to the benefits of the AcquisitionCo Indenture and enforceable against the respective Registrant Guarantors in accordance with their terms.

The opinions expressed herein are subject to the following qualifications and comments:

April 11, 2008

(a)	Our opinions are subject to the effect of (1) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally; (2) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity); and (3) applicable law and public policy with respect to rights to indemnity and contribution.

(b)	The provisions of the Transaction Documents that permit any party to take action or make determinations, or to benefit from indemnities and similar undertakings of any of the Issuers or the Registrant Guarantors, may be subject to a requirement that such action, inaction or determination by such party that may give rise to a request for payment under such an undertaking be taken or made, or not taken or made on a reasonable basis and in good faith and may also be subject to public policy and equitable limitations.

(c)	Insofar as any provisions of the Transaction Documents may provide for indemnification with respect to liabilities resulting from or based upon a party’s own negligence, recklessness or willful misconduct or violations of Federal or state securities laws or regulations, the enforceability thereof may be limited.

(d)	We express no opinion as to the effect of non-compliance by any party to the Transaction Documents with any Relevant Laws applicable to transactions because of the nature of its business.

(e)	We express no opinion as to the effect of the laws of any jurisdiction (other than the Relevant Laws) wherein any holder of the Registered Notes may be located which limit rates of interest that may be charged or collected by such holder.

(f)	We express no opinion with respect to the lawfulness or enforceability of (1) broadly or vaguely stated waivers or waivers of rights granted by law where such waivers are against public policy or prohibited by law, (2) the enforceability of confession of judgment provisions and (3) the enforceability of provisions imposing penalties, liquidated damages or other economic remedies.

(g)	We express no opinion as to the effect of any applicable law (including Article 10 of the New York Debtor and Creditor Law) regarding fraudulent transfers or fraudulent conveyances, or of provisions of the law of the jurisdiction of each Registrant Guarantor restricting dividends, loans or distributions by a corporation or limited liability company or for the benefit of its stockholders or members, on the validity or enforceability of the Transaction Documents against any of the Registrant Guarantors party thereto or any other obligation under the Transaction Documents.

April 11, 2008

(h)	We express no opinion with respect to the lawfulness or enforceability of (1) provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law, (2) exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and provisions similar in substance and nature to those described in the foregoing clause (1) and this clause (2), all insofar as any of the foregoing are contained in the Transaction Documents.

(i)	We express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Transaction Documents.

This opinion is rendered to you solely in connection with the registration of the offering and sale of the Registered Notes and the Guarantees pursuant to the registration requirements of the Act. The opinions contained herein are limited to the matters expressly stated herein, and no opinion may be inferred or may be implied beyond the matters expressly stated herein.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz